Exhibit 11


                          CASEY'S GENERAL STORES, INC.
                        Computation of Per Share Earnings
           (Dollars in Thousands, Except Share and Per Share Amounts)

                                                          Three Months Ended
                                                                July 31,
                                                        1999           1998

Basic earnings per share

Weighted average number of
   shares outstanding                                 52,718,162     52,604,845
                                                      ----------     ----------
Net income                                          $     14,651         12,497
                                                      ----------     ----------
Basic earnings per common
 and common equivalent share                        $        .28            .24
                                                       ---------      ---------

Diluted earnings per share


Weighted average number of common and common equivalent shares:

    Weighted average number of
      shares outstanding                              52,718,162     52,604,845
    Shares applicable to
      stock options                                      300,955        347,715
                                                      ----------     ----------
                                                      53,019,117     52,952,560
                                                      ----------     ----------
Net Income                                           $    14,651         12,497
                                                       ---------     ----------

Diluted earnings per common
  and common equivalent share                        $       .28            .24
                                                       ---------      ---------